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                                                                    EXHIBIT 99.1

[ENDOCARE LETTERHEAD]

NEWS RELEASE FOR OCTOBER 17, 2001 AT 7:30 AM EDT
FOR INVESTORS:            MEDIA:                     FOR ADDITIONAL INFORMATION:
--------------            ------                     ---------------------------
Matt Clawson              Len Hall                   Paul Mikus, President, CEO
Allen & Caron, Inc.       Allen & Caron, Inc.        Endocare, Inc.
949/474-4300              949/474-4300               949/595-4770
matt@allencaron.com       len@allencaron.com         www.endocare.com
www.allencaron.com


    ENDOCARE RECEIVES 510(K) CLEARANCE FROM FDA TO MARKET MINIMALLY INVASIVE
                          TREATMENT FOR BREAST TUMORS

               Sanarus Visica(TM) Cryoablation Procedure Based on
                        Technology Licensed from Endocare

IRVINE, CA (October 17, 2001)...Endocare Inc. (Nasdaq NM:ENDO), a developer of innovative temperature-based treatments for prostate cancer and urethral obstruction, announced today that they have been granted 510K clearance from the U.S. Food and Drug Administration (FDA) to market, through its alliance partner, privately-held Sanarus Medical Inc, the Visica(TM) Treatment System, for the minimally invasive treatment of fibroadenomas, or benign tumors of the breast. Sanarus and Endocare operate under a strategic alliance that gives Sanarus license to market Endocare's proprietary cryosurgery and ultrasound guidance technologies for breast therapy applications. Under the alliance Endocare will manufacture the Sanarus device and, largely in return for license to the technology, Endocare maintains a minority equity position in Sanarus.

        The Visica device uses targeted cryoablation (the application of extremely cold temperatures to destroy tissue) guided by ultrasound to precisely destroy tumor cells. The entire procedure takes about 20 minutes and can be performed in a physician's office with local anesthesia, without requiring stitches, and most patients can resume normal activities the next day. Benign breast disease causes discomfort and impacts lifestyle for affected women. While cancer is one form of breast disease, approximately eighty percent of the time lesions are diagnosed benign. The most common form of benign breast tumors are fibroadenomas. The treatment options for these women include open, invasive surgical excision, which can be disfiguring and result in other complications.

        Endocare Chairman and Chief Executive Officer Paul Mikus said he believes that the availability of a minimally invasive treatment for breast disease in the office setting is a meaningful development in women's health. Visica is another example of Endocare's strategy to use its proprietary cryosurgical technology to treat a range of cancers and disease states. Aside from the breast treatment, Endocare has been granted clearance by the FDA to market this technology for the treatment of prostate cancer as well as kidney and liver tumors and heart disease.



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        "Cryoablation is a platform technology that is proving to be effective and safe in treating a broad range of diseases," Mikus said. "We remain focused on developing or acquiring a suite of products and treatment services for urology, but we will continue to seek opportunities to partner with others in the health care community where our core technologies can be used to treat other medical conditions. To be part of a new treatment for breast tumors is truly rewarding."

        "Visica offers the potential to fundamentally change the way breast disease is treated and managed," said Glenn E. Foy, President and Chief Executive Officer of Pleasanton, CA-based Sanarus. "It is a safe and effective treatment that offers women an alternative to traditional surgical approaches often associated with severe side effects. We are excited about the opportunity to offer Visica to millions of women around the world today who can potentially benefit from it."

About Endocare

Endocare, Inc.--www.endocare.com--is a medical device company focused on the development of urological healthcare technologies with the potential to dramatically improve men's health and quality of life. Endocare has initially concentrated on developing devices for the treatment of the two most common diseases of the prostate, prostate cancer and benign prostate hyperplasia. Endocare also believes that its proprietary cryosurgical technologies have broad applications across a number of surgical markets, including treating tumors in the kidney, lung, breast, liver and bones, as well as treatment of cardiac arrhythmia.

About Sanarus Medical, Inc.

Sanarus Medical Inc., headquartered in Pleasanton, Calif., is dedicated to providing truly minimally-invasive solutions for the diagnosis, treatment and follow-up of breast disease. The Sanarus technology will transform the way breast disease is managed and treated; from an operating room-based, surgically intensive approach to a more comfortable, cost-effective, office-based care pathway. Privately held, Sanarus Medical Inc. is funded by leading venture capital investors, including Federated-Kaufmann Fund, Forward Ventures, Technology Funding and U.S. Venture Partners.


This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are our limited operating history and history of losses, our current reliance on a single product for most of our revenues, our ability to develop and commercialize new products, uncertainty relating to third party reimbursement and market acceptance of our new products, difficulty in managing our growth, our limited sales, marketing and manufacturing experience, our ability to attract and retain key personnel, our ability to secure and protect our intellectual property rights, our ability to secure additional funding, our dependence on third party suppliers, our ability to obtain and maintain regulatory approvals, competition, rapid technological change in our industry and other factors detailed in Endocare's filings with the Securities and Exchange Commission including our recent filings on Forms 10-K and 10-Q, as well as other reports and registration statements filed from time to time. Endocare disclaims any obligation to update such factors or to publicly announce the result of any revisions to any forward-looking statements for any reason.